Exhibit 99.3

RISK FACTORS

Investing in the notes involves risks. In addition, as a result of the conversion feature of the notes, a holder will also be exposed to the risks of owning our common stock, and the value of the notes may fluctuate with the value of our common stock. You should carefully consider the risks described below relating to an investment in the notes and our common stock, as well as the risks relating to our business and all other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. The risks and uncertainties described below, in the accompanying prospectus and in our other filings with the SEC incorporated by reference herein are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of the notes and our common stock could decline and you may lose all or part of your investment.

Risks Relating to the Oil and Natural Gas Industry, the Power Industry, and Our Business.

Our reserve estimates depend on many assumptions that may turn out to be inaccurate. The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors that may turn out to be inaccurate. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and the calculation of the estimated value of reserves shown in this prospectus supplement.

In order to prepare our reserve estimates, our independent petroleum engineers must project production rates and timing of development expenditures as well as analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process of estimating reserves also requires economic assumptions about matters, such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes, and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise, and can vary.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will most likely vary from our estimates, and those variances may be material.  Any significant variance could materially affect the estimated quantities and estimated value of our reserves.

We continue to assess new data we have collected or will collect in the near future, including the continuing assessment of recently acquired 3-D seismic data, analysis of cores drawn or to be drawn from our drilling program, production from our recent drilling program and planned acquisition of additional 2-D and 3-D seismic data. The results of our assessments could affect reported reserves. In addition, our independent petroleum engineers may adjust estimates of proved reserves to reflect production history, drilling results, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

You should not assume that the estimated value of our proved reserves prepared in accordance with the SEC’s guidelines referred to in this prospectus supplement is the current market value of our estimated oil reserves. We base the estimated value of future net cash flows from our proved reserves on an unweighted arithmetic average of the first-day-of-the month price for each month during the 12-month calendar year and year-end costs. Actual future prices, costs, taxes and the volume of produced reserves may differ materially from those used in the estimated value.

We have entered into a significant joint venture. This joint venture may limit our operations and corporate flexibility in Block Z-1; actions taken by our joint venture partner in Block Z-1 may materially impact our financial position and results of operation, and we may not realize the benefits we expect from this joint venture. Various aspects of our Pacific Rubiales joint venture could materially impact us: The development of Block Z-1 is subject to the terms and conditions of a Joint Operating Agreement and we no longer have unlimited flexibility to control the development of this property. We share approval rights over major decisions and overall supervision of joint operations through a joint operating committee. Pacific Rubiales may have interests and goals that are inconsistent with ours. The performance of our joint venture partner’s obligations under the Joint Operating Agreement is outside of our direct control. The ability or failure of our joint venture partner to pay its funding commitment, including costs to be paid on our behalf during the drilling term, could increase our costs of operations or result in reduced drilling and production of oil and gas, or loss of rights to develop Block Z-1. These restrictions may preclude transactions that could be beneficial to our shareholders. Pacific Rubiales is the technical operator of the field under an Operating Services Agreement. Their ability to deliver the continued safe and efficient operations of the block under this agreement will have a material impact on us. Disputes between us and our joint venture partner, or actions taken by our joint venture partner, may result in litigation or arbitration that would increase our expenses, delay or terminate projects and distract our officers and directors from focusing their time and effort on our business.

We have not been profitable since we commenced operations and have historically had limited earnings from operations.  To date, we have been unable to support our exploration and development activities solely through earnings from operations.  While we currently have a working capital surplus, the sources of our working capital surplus have generally been equity issuances, debt financings and asset sales, rather than revenue from operations, and we may incur working capital deficits in the future.  We cannot provide any assurance that we will be profitable in the future or that we will be able to generate cash from operations or financings to fund working capital deficits.

Our business involves many uncertainties and operating risks that may prevent us from realizing profits and can cause substantial losses. Our exploration and production activities may be unsuccessful for many reasons, including weather, the drilling of dry holes, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas or oil well will not ensure we will realize a profit on our investment. A variety of factors, including geological, regulatory and market-related factors can cause a well to become uneconomical or only marginally economical. Our business involves a variety of operating risks, including:

●	fires;
●	explosions;
●	blow-outs and surface cratering;
●	uncontrollable flows of natural gas, oil and formation water;
●	natural disasters, such as earthquakes, tsunamis, typhoons and other adverse weather conditions;
●	pipe, cement, subsea well or pipeline failures;
●	casing collapses;
●	mechanical difficulties, such as lost or stuck oil field drilling and service tools;
●	abnormally pressured formations; or
●	environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

Experiencing any of these operating risks could lead to problems with any well bores, platforms, barges, gathering systems and processing facilities, which could adversely affect our present and future drilling operations. Affected drilling operations could further lead to substantial losses as a result of:

●	injury or loss of life;
●	severe damage to and destruction of property, natural resources and equipment;
●	pollution and other environmental damage;
●	clean-up responsibilities;
●	regulatory requirements, investigations and penalties;
●	suspension of our operations; or
●	repairs to resume operations.

If any of these risks occur, we may have to curtail or suspend any drilling or production operations and we could have our oil sales interrupted or suspended, which could have a material adverse impact on our financial condition, operations and ability to execute our business plan.

We require additional financing for the exploration and development of our oil and gas properties and the construction of our proposed power generation facility, pipeline and gas processing facility. Since becoming a public company in 2004, we have funded our operations with the net proceeds of sales of securities and debt financing, and the sale of a 49% participating interest in Block Z-1 for $150.0 million in 2012. We began to generate revenues from operations in the fourth quarter of 2007. We will need additional financing to fully implement our development plan. As we continue to execute our business plan and expand our operations, our cash generation from operations along with our commitments are likely to increase and, therefore, the likelihood of our seeking additional financing, either through the equity markets, debt financing, joint ventures, asset sales or a combination thereof may occur.  If we are unable to timely generate or obtain adequate funds to finance our exploration and development plans, our ability to develop our oil and natural gas reserves may be limited or substantially delayed. Such limitations or delays could result in a failure to realize the full potential value of our properties or could result in the potential loss of our oil and gas properties if we were unable to meet our obligations under the license agreements, which could, in turn, limit our ability to repay our debts. Inability to timely generate or obtain funds also could cause us to delay, scale back or abandon our plans for construction of our power generation facility, pipelines and gas processing facility.

We may obtain future amounts required to fund our activities through additional equity and debt financing, joint venture arrangements, the sale of oil and gas interests, and/or future cash flows from operations. However, adequate funds may not be available when needed or may not be available on favorable terms. The exact nature and terms of such funding sources are unknown at this time, and there can be no assurance that we will obtain such funding or have funding available to adequately finance our future operations.

Changes in the financial and credit market may impact economic growth may also affect our ability to obtain funding on acceptable terms. Global financial markets and economic conditions have been disrupted and volatile.  Accordingly, the equity capital markets can become exceedingly distressed.  Market discontinuities, credit risk pricing and the weak economic conditions, can make it difficult to obtain debt or equity capital funding. In addition, debt securities generally are susceptible to interest rate risk, which is the chance that bond prices overall will decline because of rising interest rates.

Due to these and possibly other factors, we cannot be certain funding will be available if needed, and to the extent required, on acceptable terms.  If funding is not available as needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to implement our exploratory and development plan, enhance our existing business, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our production, revenues and results of operations.

We have a limited operating history and have only been in commercial production in our Block Z-1 since November 2010. We are in the initial stages of developing our oil and natural gas reserves. We have transitioned from an extended well testing program into commercial production in the Corvina and Albacora fields in our Block Z-1 and have produced and sold oil under an extended well testing programs in both fields in the past.  We are also subject to all of the risks inherent in attempting to expand a relatively new business venture. Such risks include, but are not limited to, the possible inability to profitably operate our existing properties or properties to be acquired in the future, our possible inability to fully fund the development requirements of such properties and our possible inability to acquire additional properties that will have a positive effect on our operations. We can provide no assurance that we will achieve a level of profitability that will provide a return on invested capital or that will result in an increase in the market value of our securities.  Accordingly, we are subject to the risk that because of these factors and other general business risks noted throughout these “Risk Factors,” we may not be able to profitably execute our plan of operation.

As of December 31, 2012, approximately 87% of our estimated net proved reserves were undeveloped.   There can be no assurance that all of these reserves will ultimately be developed or produced.  We own rights to oil and gas properties that have limited or no development. We can provide no guarantees that our properties will be developed profitably or that the potential oil and gas resources on the property will produce as expected if they are developed.

Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations.  The reserve data assumes that we will make significant capital expenditures to develop our reserves.  We have prepared estimates of our oil reserves and the costs associated with these reserves in accordance with industry standards.  However, the estimated costs may not be accurate, development may not occur as scheduled, or the actual results may not be as estimated.  We may not have or be able to obtain the capital we need to develop these proved reserves.

We may not be able to replace our reserves. Our future success will depend upon our ability to find, acquire and develop oil and gas reserves that are economically recoverable. Any reserves we develop will decline as they are produced unless we are able to conduct successful revitalization activities or are able to replace the reserves by acquiring properties containing proven reserves, or both. To develop reserves and achieve production, we must implement our development and production programs, identify and produce previously overlooked or by-passed zones and shut-in wells, acquire additional properties or undertake other replacement activities. We can give no assurance that our planned development, revitalization, and acquisition activities will result in significant reserves replacement or that we will have success in discovering and producing reserves economically. We may not be able to locate geologically satisfactory property, particularly since we will be competing for such property with other oil and gas companies, most of which have much greater financial resources than we do. Moreover, even if desirable properties are available to us, we may not have sufficient funds with which to acquire or develop them.

Any failure to meet our debt obligations, or the occurrence of a continuing default under our debt facilities or our Convertible Notes due 2015, would adversely affect our business and financial condition. On January 27, 2011, we and our subsidiaries, Empresa Eléctrica Nueva Esperanza S.R.L. and BPZ E&P, entered into a Credit Agreement with Credit Suisse, as lender and administrative agent, dated January 27, 2011, wherein Credit Suisse provided a $40.0 million secured debt facility to our power generation subsidiary, Empresa Eléctrica Nueva Esperanza S.R.L., and we and our subsidiary, BPZ E&P, agreed to unconditionally guarantee the debt facility on an unsecured basis.

The $40.0 million secured debt facility is secured, in part, by three LM6000 gas-fired packaged power units that were purchased by us from GE through our power generation subsidiary, Empresa Eléctrica Nueva Esperanza S.R.L. The $40.0 million secured debt facility is also secured by a debt service reserve account for the facility.

The debt facilities require us to comply with various operational and other covenants and provide for events of default customary for agreements of this type. If an event of default occurs, Credit Suisse shall, upon the request of the majority lenders, or may, by notice to the borrower, (i) immediately terminate the lending commitments; (ii) declare all or part of the principal amount of the loans, together with accrued interest, immediately due and payable, without demand; provided that, all lending commitments shall automatically terminate and all amounts due and payable on any loan will automatically become immediately due and payable without notice if the borrower or any guarantor and any of their respective subsidiaries appoint a receiver, liquidator or trustee, make a general assignment for the benefit of their creditors, become insolvent, go bankrupt, liquidate, or are subject to certain monetary judgments exceeding in the aggregate, $3.0 million under the $40.0 million debt facility; and/or (iii) liquidate the security collateral and apply the proceeds thereof to pay the loans. In addition, each of the debt facilities provides for a mandatory prepayment of the loans under certain circumstances.

We recently amended our secured debt facility to extend the compliance dates for certain covenants, to accommodate for delays in our development of our projects resulting from various factors. We have received a waiver for the repurchase of a portion of our Convertible Notes due 2015. If we do not pay off the $40.0 million secured debt facility as currently intended, it may become necessary to seek waivers for certain performance covenants based on quarterly targets. If we do not pay off the $40.0 million secured debt facility, further amendments could also become necessary and we can give no assurance we will be able to obtain such amendments, in which case we could default on our obligations to our lenders.

In addition to our $40 million debt facility, during the first quarter of 2010, we issued $170.9 million of Convertible Notes due 2015, which bear interest semi-annually at a rate of 6.50% per year. The Convertible Notes mature with repayment of $170.9 million (assuming no conversion by the note holders) due on March 1, 2015. If a fundamental change occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. In addition, upon conversion of the notes by any of the note holders, should the conditions for conversion occur, if we have elected to deliver cash in respect of all or a portion of our conversion obligation (other than solely cash in lieu of fractional shares), we will be required to pay cash in respect of all or a portion of our conversion obligation. Should any notes not be redeemed or converted, repayment of the notes in cash is required at the maturity date. We may not have sufficient funds to pay the interest, repurchase price or cash in respect of our conversion obligation when due. If we fail to pay interest on the notes, repurchase the notes or pay any cash payment due when required (whether on an interest payment date, at maturity, upon repurchase, upon conversion or otherwise), we will be in default under the indenture governing the notes. The indenture contains customary terms and covenants and events of default. If an event of default (as defined therein) occurs and is continuing, the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the Convertible Notes due 2015 then outstanding by notice to us and the trustee, may declare the principal and accrued and unpaid interest (including additional interest or premium, if any) on the Convertible Notes due 2015 to be due and payable. In the case of an event of default arising out of certain bankruptcy events (as set forth in the Indenture), the principal and accrued and unpaid interest (including additional interest or premium, if any), on the notes will automatically become due and payable.

Our ability to meet our current and future debt obligations and other expenses will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control. If our cash flow is not sufficient to service our debt, we may be required to refinance the debt, sell assets or sell shares of common stock on terms that we do not find attractive, if it can be done at all.

We are assessing additional joint venture or partner relationships in our other blocks and our power generation project which subjects us to additional risks that could have a material adverse effect on the success of our operations, our financial position and our results of operations. We may enter into additional joint venture arrangements in the future for Block Z-1 or our other blocks and our power generation project. These third parties may have obligations that are important to the success of the joint venture, including technical and operational as well as the obligation to pay their share of capital and other costs of the joint venture. The performance of these obligations, including the ability of the third parties to satisfy their obligations under these arrangements, is outside our direct control. If these parties do not satisfy their obligations under these arrangements, our business may be adversely affected. Any joint venture arrangements we may enter into may involve risks not otherwise present when exploring and developing properties directly, including, for example:

●	our joint venture partners may share certain approval rights over major decisions;
●	our joint venture partners may not pay their share of the joint venture’s obligations, leaving us liable for their shares of joint venture liabilities;
●	we may incur liabilities as a result of actions taken by our joint venture partners;
●	our joint venture partners may have economic or business interests or goals that are inconsistent with, or adverse to, our interests or goals;
●	our joint venture partners may be in a position to take actions contrary to our instructions or requests or contrary to our policies or objectives; and

●	disputes between us and our joint venture partners may result in delays, litigation or operational impasses.

The risks described above or the failure to continue our joint venture or to resolve disagreements with our joint venture partner could adversely affect our ability to transact the business that is the subject of such joint venture and increase our expenses, which would in turn negatively affect our financial position and results of operations.

Our future operating revenue depends upon the performance of our properties. Our future operating revenue depends upon our ability to profitably operate our existing properties by drilling and completing wells that produce commercial quantities of oil and gas and our ability to expand our operations through the successful implementation of our plans to explore, acquire and develop additional properties. The successful development of oil and gas properties requires an assessment of potential recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact. No assurance can be given that we can produce sufficient revenue to operate our existing properties or acquire additional oil and gas producing properties and leases. We may not discover or successfully produce any recoverable reserves in the future, or we may not be able to make a profit from the reserves that we may discover. In addition, we regularly bring wells on or offline depending on technical performance, work-over requirements and, if applicable, testing period requirements.  In the event that we are unable to produce sufficient operating revenue to fund our future operations, we will be forced to seek additional third-party funding, if such funding can be obtained. Such options would possibly include debt financing, sale of equity interests, joint venture arrangements, or the sale of oil and gas interests. If we are unable to secure such financing on a timely basis, we could be required to delay or scale back our operations. If such unavailability of funds continued for an extended period of time, this could result in the termination of our operations and the loss of an investor’s entire investment.

Future oil and natural gas declines or unsuccessful exploration efforts may result in significant charges or a write-down of our asset carrying values.   We follow the successful efforts method of accounting for our investments in oil and natural gas properties.  Under this method, oil and gas lease acquisition costs and intangible drilling costs associated with exploration efforts that result in the discovery of proved reserves and costs associated with development drilling, whether or not successful, are capitalized when incurred. Certain costs of exploratory wells are capitalized pending determinations that proved reserves have been discovered.  If proved reserves are not discovered with an exploratory well, the costs of drilling the well are expensed.

The capitalized costs of our oil and natural gas properties, on a field basis, cannot exceed the estimated undiscounted future net cash flows of that field.  If net capitalized costs exceed undiscounted future net cash flows, we must write down the costs of each such field to our estimate of its fair market value.  Unproved properties are evaluated at the lower of cost or fair market value.  Accordingly, a significant decline in oil or natural gas prices or unsuccessful exploration efforts could cause a future write-down of capitalized costs.

We evaluate impairment of our proved oil and gas properties whenever events or changes in circumstances indicate an asset’s carrying amount may not be recoverable. In addition, write-downs would occur if we were to experience sufficient downward adjustments to our estimated proved reserves or the present value of estimated future net revenues.  Once incurred, a write-down of oil and natural gas properties cannot be reversed at a later date even if oil or natural gas prices increase.

Demand for oil and natural gas is highly volatile.  A substantial or extended decline in oil prices and, to a limited extent, natural gas prices may adversely affect our business, financial condition, cash flow, liquidity or results of operations as well as our ability to meet our capital expenditure obligations and financial commitments necessary to implement our business plan.  Any revenues, cash flow, profitability and future rate of growth we achieve will be greatly dependent upon prevailing prices for oil and gas. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also expected to be dependent on oil and gas prices.

Historically, oil and gas prices and markets have been volatile and are likely to be volatile again in the future. For example, oil and natural gas prices increased to historical highs in 2008 and then declined significantly over the last two quarters of 2008. These prices will likely continue to be volatile in the future. Oil and natural gas are commodities and their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand for oil and gas, market uncertainty, and a variety of additional factors beyond our control. Those factors include among others:

●	international political conditions (including wars and civil unrest, such as the recent unrest in the Middle East);
●	the domestic and foreign supply of oil and gas;
●	the level of consumer demand;
●	weather conditions;
●	domestic and foreign governmental regulations and other actions;
●	actions taken by the Organization of Petroleum Exporting Countries (“OPEC”);
●	the price and availability of alternative fuels; and
●	overall economic conditions.

 Lower oil and natural gas prices may not only decrease our revenues on a per unit basis, but may also reduce the amount of oil and natural gas we can produce economically, if any, and, as such, may have a negative impact on our reserves. A continuation of low or significant declines in oil and natural gas prices may materially affect our future business, financial condition, results of operations, liquidity and borrowing capacity, and may require a reduction in the carrying value of our oil and gas properties. While our revenues may increase if prevailing oil and gas prices increase significantly, exploration and production costs and acquisition costs for additional properties and reserves may also increase.  We currently do not enter into hedging arrangements or use derivative financial instruments such as crude oil forward and swap contracts to hedge our risk associated with fluctuations in commodity prices.

 Our oil and gas operations involve substantial costs and are subject to various economic risks. Our oil and gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill exploratory wells. The cost and length of time necessary to produce any reserves may be such that it will not be economically viable. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful. In addition, the cost and timing of drilling, completing and operating wells is often uncertain. We also face the risk that the oil and/or gas reserves may be less than anticipated, that we will not have sufficient funds to successfully drill on the property, that we will not be able to market the oil and/or gas due to a lack of a market and that fluctuations in the prices of oil and/or gas will make development of those wells uneconomical. This could result in a total loss of our investments made in our operations.

We conduct offshore exploration, exploitation and production operations off the coast of northwest Peru, all of which are also subject to a variety of operating risks peculiar to the marine environment. Such risks include collisions, groundings and damage or loss from adverse weather conditions or interference from commercial or artesian fishing activities. These conditions can cause substantial damage to facilities, tankers and vessels, as well as interrupt operations. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for exploration, exploitation and acquisitions or result in loss of equipment and properties.

Disruptions of services provided by marine service providers could temporarily impair our operations and delay delivery of our oil to be sold. We depend on marine service providers to support our offshore operations in the Block Z-1.  These services include, among others, tender support barges for our drilling operations and tank vessels for oil storage and transportation.  Any disruptions or delay of the services provided by our marine service providers because of adverse weather or sea conditions, accidents, mechanical failures, insufficient personnel or other events could temporarily impair our operations, delay implementation of our business plan and increase our costs.

Risks Related to Our Geographic Location and Concentration

The geographic concentration of our properties in northwest Peru and southwest Ecuador subjects us to an increased risk of loss of revenue or curtailment of production from factors affecting that region specifically. The geographic concentration of our properties in northwest Peru and southwest Ecuador and adjacent waters means that some or all of our properties could be affected by the same event should that region, for example, experience:

●	natural disasters such as earthquakes and/or severe weather (such as the effects of “El Niño,” which can cause excessive rainfall and flooding in Peru and Ecuador);
●	delays or decreases in production, the availability of equipment, facilities or services;
●	delays or decreases in the availability of capacity to transport, gather or process production; or
●	changes in the political or regulatory environment.

Because all our properties could experience the same conditions at the same time, these conditions could have a relatively greater impact on our results of operations than they might have on other operators who have properties over a wider geographic area.

Our operations in Peru and Ecuador involve substantial costs and are subject to certain risks because the oil and gas industry in Peru and Ecuador is less developed in comparison to the United States. Because the oil and gas industry in Peru and Ecuador is less developed than in the United States, our drilling and development operations, in many instances, will take longer to complete and may cost more than similar operations in the United States. The availability of technical expertise and specific equipment and supplies may be more limited or costly in Peru and Ecuador than in the United States.  If we are unable to obtain or unable to obtain without undue cost drilling rigs, equipment, supplies or personnel, our exploitation and exploration operations could be delayed or adversely affected, which could have a material adverse effect on our business, financial condition or results of operations.  Furthermore, once oil and natural gas production is recovered, there are fewer ways to transport it to market for sale. Marine transportation for our offshore operations is subject to risks such as adverse weather conditions, collisions, groundings and other risks of damage or delay. Pipeline and trucking operations are subject to uncertainty and lack of availability. Oil and natural gas pipelines and truck transport travel through miles of territory and are subject to the risk of diversion, destruction or delay. We expect that such factors will continue to subject our international operations to economic and operating risks that companies with domestic operations do not experience.

Along with the general instability that comes from international operations, we face political and geographical risks specific to working in South America. All of our oil and gas properties are located in South America, and specifically in Peru and Ecuador. The success and profitability of our international operations may be adversely affected by risks associated with international activities, including:

●	economic, labor, and social conditions;
●	local and regional political instability;
●	tax laws (including host-country export, excise and income taxes and U.S. taxes on foreign operations); and
●	fluctuations in the value of the U.S. dollar versus the local currencies in which oil and gas producing activities may be conducted.

Legal uncertainty, operating expenses and fluctuations in exchange rates may make our assumptions about the economic viability of our oil and gas properties incorrect. If these assumptions are incorrect, we may not be able to earn sufficient revenue to cover our costs of operations.

Social and political unrest in Peru and Peruvian election results could cause heightened scrutiny over oil and gas regulatory matters. We believe there has been recent heightened scrutiny over regulatory matters concerning oil and gas exploration and production and the award of licensing contracts in Peru, in large part due to social and political change. In the last decade, Peru has experienced numerous occasions of social unrest, some violent at times, as a result of an increase in extractive industry development.

Peru’s most recent municipal and regional political elections were held in November 2010, and the next ones will be held in 2014.  The Peruvian Presidential and Congressional election was held in April 2011. Mr. Ollanta Humala narrowly won the run-off Presidential election and took office on July 28, 2011 for a five-year term.  The electoral campaign brought heightened attention to various topics, including the regulation of oil and gas companies operating in Peru, and related environmental law compliance.  For example, Mr. Humala has called for increased environmental regulation, including additional regulation and oversight of the hydrocarbon and mining sectors, and regulation to combat global climate change and decrease the emission of greenhouse gases.  In addition, during his campaign Mr. Humala proposed to raise royalties on oil and gas production, which would help fund domestic social-regeneration projects.  The Humala administration also recently negotiated with mining companies to raise royalties and taxes on the mining sector in Peru. While spokespersons for the new administration have stated the new administration intends to honor existing contracts, avoid nationalization and support continued development of oil and gas activities, as a result of these elections, a shift in policy could occur with respect to the regulation of oil and gas companies making it more difficult or expensive for us to operate in such an environment.

Similarly, in December 2011, President Humala replaced a significant part of his cabinet including the Prime Minister and the Minster of Energy & Mines, after the prime minister and cabinet members resigned following President Humala’s declaration of a state of emergency in the region of Cajamarca following seemingly intractable protests over environmental issues affecting a major new mining development in the region. In July 2012, there were additional cabinet changes due to anti-mining protests. The latest cabinet changes occurred on July 24, 2013. Such cabinet changes could result in unexpected shifts in the philosophy of governmental policies regarding the regulation of oil and gas companies and environmental policies.

We are subject to numerous foreign laws and regulations of the oil and natural gas industry that can adversely affect the cost, manner or feasibility of doing business. Our operations are subject to extensive foreign laws and regulations relating to the exploration for oil and natural gas and the development, production and transportation of oil and natural gas, as well as electrical power generation.  Because the oil and gas industry in the countries in which we operate is less developed than elsewhere, changes in laws and interpretations of laws are more likely to occur than in countries with a more developed oil and gas industry.  Future laws or regulations, as well as any adverse change in the interpretation of existing laws or our failure to comply with existing legal requirements may harm our results of operations and financial condition. In particular, there are indications that the administration in Ecuador may increase state intervention in the economy via new legislation and tightening control of areas such as energy, which could have a significant impact on our investment in that country or our ability to operate in the future in that country. We may be required to make our share of contributions to large and unanticipated expenditures to comply with governmental regulations, such as:

●	work program guarantees and other financial responsibility requirements;
●	taxation;
●	royalty requirements;
●	customer requirements;
●	employee compensation and benefit costs;
●	operational reporting;
●	environmental and safety requirements; and

●	unitization requirements.

Under these laws and regulations, we could be liable for our share of:

●	personal injuries;
●	property and natural resource damages;
●	unexpected employee compensation and benefit costs;
●	governmental infringements and sanctions; and
●	unitization payments.

If we fail to comply with the terms of certain contracts related to our foreign operations, we could lose our rights under each of those contracts. The terms of each of our Peruvian oil and gas license contracts, require that we perform certain activities, such as seismic acquisition, processing and interpretations and the drilling of required wells in accordance with those contracts and agreements. We are also required to conduct environmental impact studies and environmental impact assessments and establish our ability to comply with environmental regulations.  Our failure to timely perform those activities as required could result in the suspension of our current production and sale of oil, the loss of our rights under a particular contract and/or the loss of the amounts we have posted as a guaranty for the performance of such activities, which would result in a significant loss to us.

Compliance with, or breach of, laws relating to the discharge of materials into, and the protection of, the environment can be costly and could limit our operations. As an owner or lessee and operator of oil and gas properties in Peru and Ecuador, we are subject to various national, state and local laws and regulations relating to the discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, (i) impose liability on the owner or lessee under an oil and gas lease for the cost of property damage, oil spills, discharge of hazardous materials, remediation and clean-up resulting from operations; (ii) subject the owner or lessee to liability for pollution damages and other environmental or natural resource damages; and (iii) require suspension or cessation of operations in affected areas. We have established practices for continued compliance with environmental laws and regulations and we believe the costs incurred by these policies and procedures so far have been necessary business costs in our industry. However, there is no assurance that changes in or additions to laws or regulations regarding the protection of the environment will not increase such compliance costs, or have a material adverse effect upon our capital expenditures, earnings or competitive position.

We are subject to environmental regulatory and permitting laws and regulations that can adversely affect the cost, manner and feasibility of our planned operations. The exploration for, and the development, production and sale of oil and gas in South America, and the construction and operation of power generation and gas processing facilities and pipelines in South America are subject to extensive environmental, health and safety laws and regulations. Our ability to conduct continued operations is subject to satisfying applicable regulatory and permitting controls. For example, we are required to obtain an environmental permit or approval from the government in Peru prior to conducting seismic operations, drilling a well or constructing a pipeline in Peruvian territory, including the waters offshore of Peru, where we intend to conduct future oil and gas operations. We are also required to comply with numerous environmental regulations in order to transition from exploration into production in any new fields we develop.  Additionally, environmental laws and regulations promulgated in Peru impose substantial restrictions on, among other things, the use of natural resources, interference with the natural environment, the location of facilities, the handling and storage of hazardous materials such as hydrocarbons, the use of radioactive material, the disposal of waste, and the emission of noise and other activities. The laws create additional monitoring and reporting obligations in the event of any spillage or unregulated discharge of hazardous materials such as hydrocarbons. Failure to comply with these laws and regulations also may result in the suspension or termination of our planned drilling operations and subject us to administrative, civil and criminal penalties.

Our current permits and authorizations and our ability to obtain future permits and authorizations may, over time, be susceptible to increased scrutiny, resulting in increased costs, or delays in receiving appropriate authorizations. In particular, we may experience delays in obtaining permits and authorizations in Peru necessary for our operations.

Compliance with these laws and regulations may increase our costs of operations, as well as further restrict our foreign operations. Moreover, these laws and regulations could change in ways that substantially increase our costs. These laws and regulations have changed in the past and have generally imposed more stringent requirements that increase operating costs or require capital expenditures in order to remain in compliance. It is also possible that unanticipated developments could cause us to make environmental expenditures that are significantly higher than those we currently anticipate, thereby increasing our overall costs. Any failure to comply with these laws and regulations could cause us to suspend or terminate certain operations or subject us to administrative, civil or criminal penalties. Any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and our ability to implement our plan of operation.

Competition for oil and natural gas properties and prospects is intense; many of our competitors have larger financial, technical and personnel resources that give them an advantage in evaluating and obtaining properties and prospects. We operate in a highly competitive environment for reviewing prospects, acquiring properties, marketing oil and natural gas and securing trained personnel and equipment. In addition, changes in Peruvian government regulation have enabled multinational and regional companies to enter the Peruvian energy market. We actively compete with other companies in our industry when acquiring new leases or oil and gas properties. Competition in our business activities has increased and will increase further, as existing and new participants expand their activities as a result of these regulatory changes. Many of our competitors possess and employ financial resources that allow them to obtain substantially greater technical and personnel resources than we have. For example, if several companies are interested in an area, Perupetro may choose to call for bids, either through international competitive biddings or through private bidding processes by invitation, and award the contract to the highest bidder. These additional resources can be particularly important in reviewing prospects and purchasing properties. Our competitors may be able to evaluate, bid for and purchase a greater number of properties and prospects than our financial, technical or personnel resources permit. Our competitors may also be able to pay more for productive oil and natural gas properties and exploratory prospects than we are able or willing to pay. On the acquisition opportunities made available to us, we compete with other companies in our industry for properties operated by third parties through a private bidding process, direct negotiations or some combination thereof. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. If we are unable to compete successfully in these areas in the future, our future revenues and growth may be diminished or restricted. The availability of properties for acquisition depends largely on the business practices of other oil and natural gas companies, commodity prices, general economic conditions and other factors we cannot control or influence.

Our management team has limited experience in the power generation business. Our plan of operation includes constructing power generation and pipelines in Peru.  However, the experience of our management team has primarily been in the oil and natural gas exploration and production industry and we have limited experience in the power generation business. We have hired a Director of Gas-to-Power.  However, we continue relying on consultants and outside engineering and technical firms to provide the expertise to plan and execute the power generation aspects of our strategy and we have not yet hired all necessary full-time employees to manage this line of business. No assurance can be given that we will be able to recruit and hire qualified personnel on acceptable terms. Inability to hire such key technical personnel when necessary may adversely affect our gas-to-power project.

Construction and operation of power generation and pipelines involve significant risks and delays that cannot always be covered by insurance or contractual protections. The construction of power generation and pipelines involve many risks, including:

●	supply interruptions;
●	work stoppages;
●	labor disputes;
●	social unrest;
●	inability to negotiate acceptable construction, supply or other contracts;
●	inability to obtain required governmental permits and approvals;
●	weather interferences;
●	unforeseen engineering, environmental and geological problems;
●	unanticipated cost overruns;
●	possible delays in the acquisition of support equipment necessary for our gas turbines;
●	possible delays in transporting the necessary equipment to our planned facility in Northern Peru;
●	possible delays in connection with power plant construction;
●	possible delays or difficulties in completing financing arrangements for the gas-to-power project; and
●	possible difficulties or delays with respect to any necessary Peruvian regulatory compliance.

The ongoing construction and future operation of these facilities involve all of the risks described above, in addition to risks relating to the breakdown or failure of equipment or processes and performances below expected levels of output or efficiency. We intend to maintain commercially reasonable levels of insurance, where such insurance is available and cost-effective, obtain warranties from vendors and obligate contractors to meet certain performance levels. However, the coverage or proceeds of any such insurance, warranties or performance guarantees may not be adequate to cover lost revenues or increased expenses. Any of these risks could cause us to operate below expected capacity levels, which in turn could result in lost revenues, increased expenses and higher costs.

 The success of our gas-to-power project will depend, in part, on the existence and growth of markets for natural gas and electricity in Peru. Peru has a well-developed and stable market for electricity. Hydroelectric and gas-fired thermal power plants are the primary sources of electric generation, with each source providing approximately 50%. Hydroelectric plants are much less expensive to operate than plants that utilize natural gas, but they are subject to variable output based on rainfall and reservoir levels. Peru has natural gas reserves and production, but does not have a well-developed natural gas infrastructure, particularly in northwest Peru where we operate. Our immediate business plan relies on the continued stability of the power market in Peru. We currently do not expect to complete our power plant until 2015. Our assessment of the future power market and demand in Peru could be inaccurate. We are subject to the following risks that:

●

relatively more favorable business conditions for hydroelectric plants, a material reduction in power demand or other competitive issues may adversely affect the demand and prices for the electricity that we expect to produce by the time the power plant is completed;

●	our lifting costs could exceed the minimum wholesale power prices available, making the sale of our gas uneconomical;
●	gas supply and reserves may not deliver as forecasted;
●

potential disruptions or changes to the regulation of the natural gas or power markets in these countries could occur by the time our power plant is completed, or we may not receive the necessary environmental or other permits and governmental approvals necessary to operate our power plant;

●

although we plan to enter into long-term contracts to sell a significant part of our future power production, there can be no assurance that we will be successful in obtaining such contracts or that they will be on favorable terms; and

●

we will be subject to the general commercial issues related to being in the power business, including the credit-worthiness of, and collections from future customers and the ability to profitably operate our future power plant.

We are subject to the Foreign Corrupt Practices Act (the “FCPA”), and our failure to comply with the laws and regulations thereunder could result in penalties which could harm our reputation and have a material adverse effect on our business, results of operations and financial condition.  We are subject to the FCPA, which generally prohibits companies and their intermediaries from making improper payments to foreign officials to secure any improper advantage for the purpose of obtaining or keeping business and/or other benefits. Since all of our oil and gas properties are in Peru and Ecuador, there is a risk of potential FCPA violations.  We have a FCPA policy and a compliance program designed to ensure that we, our employees and agents comply with the FCPA.  There is no assurance that such policy or program will work effectively all of the time or protect us against liability under the FCPA for actions taken by our agents, employees and intermediaries with respect to our business or any businesses that we acquire.  Any violation of these laws could result in monetary penalties against us or our subsidiaries and could damage our reputation and, therefore, our ability to do business.

Other Business Risks

We are subject to routine and ongoing tax audits with the United States Internal Revenue Service (“IRS”) and tax authorities for other jurisdictions that could result in additional tax assessment. We have been subject to audits by the IRS and SUNAT, the tax and customs office in Peru. If the IRS or SUNAT disagrees with the positions taken by us on our tax returns, we could have additional tax liability, including interest and penalties. If our positions are not upheld through the appeal process and we ultimately pay such amounts, the payment could have an adverse effect on our financial results and cash flows.

Failure to generate taxable income and realize our deferred tax assets in Peru could have a material adverse effect on our financial position and results of operations. The assessment of deferred tax assets and of valuation allowances associated with deferred tax assets require management to make estimates and judgments about the realization of deferred tax assets, which realization will be primarily based on forecasts of future taxable income. Such estimates and judgments are inherently uncertain. We evaluate our deferred tax assets generated in Peru for realization annually or whenever there is an indication that they are not realizable. The ultimate realization of our foreign deferred tax assets is dependent upon the generation of future taxable income in Peru within the time periods required by applicable tax statutes. Should we determine in the future that it is more likely than not that some portion or all of our foreign deferred tax assets will not be realized, we will be required to record a valuation allowance in connection with these deferred tax assets. Such valuation allowance, if taken, would be recorded as a charge to income tax expense and our financial condition and operating results would be adversely affected in the period such determination is made.

A cyber incident could result in information theft, data corruption, operational disruption, and/or financial loss. Businesses have become increasingly dependent on digital technologies to conduct day-to-day operations. At the same time, cyber incidents, including deliberate attacks or unintentional events, have increased. A cyber-attack could include gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption, or result in denial of service on websites.

The oil and gas industry has become increasingly dependent on digital technologies to conduct certain exploration, development and production activities. For example, software programs are used to interpret seismic data, manage drilling rigs, production equipment and gathering and transportation systems, conduct reservoir modeling and reserves estimation, and for compliance reporting. The use of mobile communication devices has also increased rapidly. The complexity of the technologies needed to extract oil and gas in increasingly difficult physical environments, such as deepwater, and global competition for oil and gas resources make certain information more attractive to thieves.

We depend on digital technology, including information systems and related infrastructure, to process and record financial and operating data, communicate with our employees and business partners, analyze seismic and drilling information, estimate quantities of oil and gas reserves and for many other activities related to our business. Our business partners, including vendors, service providers, purchasers of our production and financial institutions, are also dependent on digital technology.

Our technologies, systems and networks, and those of our business partners may become the target of cyber-attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of proprietary and other information, or other disruption of our business operations. In addition, certain cyber incidents, such as surveillance, may remain undetected for an extended period.

A cyber incident involving our information systems and related infrastructure, or that of our business partners, could disrupt our business plans and negatively impact our operations in the following ways, among others:

●

unauthorized access to seismic data, reserves information or other sensitive or proprietary information could have a negative impact on our competitive position in developing our oil and gas resources;

●	data corruption, communication interruption, or other operational disruption during drilling activities could result in a dry hole cost or even drilling incidents;
●	data corruption or operational disruption of production infrastructure could result in loss of production or accidental discharge;
●

a cyber-attack on a vendor or service provider could result in supply chain disruptions which could delay or halt one of our major projects, effectively delaying the start of cash flows from the project;

●

a cyber-attack involving commodities exchanges or financial institutions could slow or halt commodities trading, thus preventing us from marketing our production or engaging in hedging activities, resulting in a loss of revenues;

●	a cyber-attack on a communications network or power grid could cause operational disruption resulting in loss of revenues;
●	a deliberate corruption of our financial or operational data could result in events of non-compliance which could lead to regulatory fines or penalties; and
●	significant business interruptions could result in expensive remediation efforts, distraction of management, damage to our reputation, or a negative impact on the price of our common stock.

Although to date we have not experienced any material losses relating to cyber incidents, there can be no assurance that we will not suffer such losses in the future. As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities.

The loss of senior management or key technical personnel could adversely affect us. We have engaged certain members of management who have substantial expertise in the type of endeavors we presently conduct and the geographical areas in which we conduct them. We do not maintain any life insurance against the loss of any of these individuals. To the extent their services become unavailable, we will be required to retain other qualified personnel. There can be no assurance we will be able to recruit and hire qualified persons on acceptable terms.  Similarly, the oil and gas exploration industry requires the use of personnel with substantial technical expertise. In the event that the services of our current technical personnel become unavailable, we will need to hire qualified personnel to take their place. No assurance can be given that we will be able to recruit and hire such persons on acceptable terms.  Inability to replace lost members of management or key technical personnel may adversely affect us.

Insurance does not cover all risks. Exploration for, and the production of, oil and natural gas can be hazardous, involving unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can result in (i) damage to or destruction of wells and/or production facilities, (ii) damage to or destruction of formations, (iii) injury to persons, (iv) loss of life, or (v) damage to property, the environment or natural resources. As a result, we presently maintain insurance coverage in amounts consistent with our business activities and to the extent required by our license contracts. Such insurance coverage includes certain physical damage to our and third parties’ property, hull and machinery, protection and indemnity, employer’s liability, comprehensive third party general liability, workers’ compensation and certain pollution and environmental risks. However, we are not fully insured against all risks in all aspects of our business, such as political risk, civil unrest, war, business interruption, environmental damage and reservoir loss or damage. Further, no such insurance coverage can insure for all operational or environmental risks. The occurrence of an event that is not insured or not fully insured could result in losses to us. For example, uninsured or under insured environmental damages, property damages or damages related to personal injuries could divert capital needed to implement our plan of operation. If any such uninsured losses are significant, we may have to curtail or suspend our drilling or other operations until such time as replacement capital is obtained, if ever, and this could have a material adverse impact on our financial position.

Risk Factors Related to the Notes and the Underlying Shares of Common Stock

The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness (to the extent of the assets securing such indebtedness) and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. As of June 30, 2013, we had approximately $197.1 million of consolidated outstanding indebtedness, of which approximately $40.0 million was secured indebtedness outstanding under our credit facilities that is senior to the notes. After giving effect to the issuance of the notes (assuming no exercise of underwriter’s option to purchase additional notes) and the use of proceeds therefrom, our total consolidated indebtedness would have been $[ • ]. In addition, as of June 30, 2013, in connection with our properties in Peru, we have obtained performance bonds totaling $5.7 million that are partially collateralized by restricted cash deposits of $3.5 million to insure certain performance obligations and commitments under the license contracts for Blocks Z-1, XIX, XXII and XXIII. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding. See “Description of Notes—Ranking.”

None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes.

Increased leverage as a result of this offering may harm our financial condition and results of operations. As adjusted to include the sale of the notes we are offering, our total consolidated long-term debt as of June 30, 2013 would have been approximately $[ • ] million (net of a preliminary discount and brokerage fees on the notes of approximately $[ • ]million) and would have represented approximately [ • ]% of our total capitalization as of that date. The indenture for the notes will not restrict our ability to incur additional indebtedness. Our level of indebtedness could have important consequences to you, because:

●	it could affect our ability to satisfy our obligations under the notes;
●

a substantial portion of our cash flows from operations will be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

●	it may impair our ability to obtain additional financing in the future;
●	it may limit our flexibility in planning for, or reacting to, changes in our business and industry;
●	it may make us more vulnerable to downturns in our business, our industry or the economy in general; and
●	otherwise limit our ability to realize the value of our assets.

If we fail to make a payment on the notes, we could be in default on the notes, and this default could cause us to be in default on our other outstanding indebtedness. Conversely, a default on our other outstanding indebtedness may cause a default under the notes.

Investor profits, if any, may be limited for the near future. In the past, we have never paid a dividend. We do not anticipate paying any dividends in the near future. Accordingly, investors in our common stock may not derive any profits from their investment in us for the foreseeable future, other than through any price appreciation of our common stock that may occur. Further, any appreciation in the price of our common stock may be limited or nonexistent as long as we continue to have operating losses. We have not been profitable and have accumulated a deficit of operations totaling $406.3 million through June 30, 2013.  To date we have had limited revenue and no earnings from operations.  There can be no assurances that sufficient revenue to cover total expenses can be achieved until, if at all, we fully implement our operational plan.

Additional infusions of capital may have a dilutive effect on existing shareholders. To finance our operations, we may sell additional shares of our common stock.  During the first quarter of 2010, we issued $170.9 million of Convertible Notes that mature in 2015 that, if converted to common stock, could significantly increase the amount of our common shares outstanding by up to approximately 28.9 million shares.  We currently have $134.6 million in common stock available under an effective shelf registration statement, and another $500.0 million available under the same shelf registration statement for debt securities, common stock, preferred stock, depositary shares and securities warrants, subscription rights, units, and guarantees of debt securities or any combination thereof, which we may sell from time to time in one or more offerings pursuant to underwritten public offerings, negotiated transactions, at the market transactions, block trades or a combination of these methods. Our certificate of formation does not provide for preemptive rights, although by contract we have granted the International Finance Corporation (“IFC”) the right to purchase shares of our common stock to retain its proportionate ownership pursuant to the Subscription Agreement dated December 16, 2006 by and between IFC and us.  Any additional equity financing that we receive may involve substantial dilution to our then-existing shareholders. Furthermore, we may issue common stock to acquire properties, assets, or businesses. In the event that any such shares are issued, the proportionate ownership and voting power of other shareholders will be reduced. In addition, we are authorized to issue up to 25,000,000 shares of preferred stock, the rights and preferences of which may be designated by our Board of Directors. If we issue shares of preferred stock, such preferred stock may have rights and preferences that are superior to those of our common stock.

Our operations may not generate sufficient cash to enable us to service our debt, including the notes. Our future cash flow may be insufficient to meet our debt obligations and commitments. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt, including the notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control.

If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

●	refinancing or restructuring our debt;
●	selling assets;
●	reducing or delaying capital investments; or
●	seeking to raise additional capital.

However, any alternative financing plans that we undertake, if necessary, may not allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

Volatility of the market price of our common stock may depress the trading price of the notes. The market price of our common stock may be highly volatile and subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Because the notes are convertible into, and based upon the price of, our common stock, volatility in the price of our common stock may depress the trading price of the notes. The risk of volatility and depressed prices of our common stock also applies to holders who receive shares of our common stock upon conversion of their notes.

We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could adversely affect our share price or result in fluctuations in the price or trading volume of our common stock include:

●	actual or anticipated fluctuations in our results of operations;
●	failure to be covered by securities analysts, or failure by us to meet securities analysts’ expectations;
●	success of our operating strategies;
●	decline in the stock price of companies that are our peers;
●	realization of any of the risks described in this section; or
●	general market and economic conditions.

Because we are in the early stages of developing our oil and natural gas reserves, these market fluctuations may be more significant for us than they would be for a company with a longer operating history. In addition, the stock market has experienced in the past, and may in the future experience extreme price and volume fluctuations. These market fluctuations may materially and adversely affect the trading price of our common stock, regardless of our actual operating performance.

These factors, among others, could significantly depress the trading price of the notes and the price of our common stock, if any, issued upon conversion of the notes.

A fundamental change may adversely affect us or the notes. You may have the right to require us to repurchase your notes upon the occurrence of a fundamental change as described in “Description of Notes—Fundamental change permits holders to require us to purchase notes.” Future debt we may incur may limit our ability to repurchase the notes upon a fundamental change. Also, if a fundamental change occurs, we cannot assure you that we will have enough funds to repurchase all the notes.

Furthermore, the fundamental change provisions, including the provisions requiring us to increase the conversion rate by a number of additional shares related to conversions in connection with a fundamental change, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.

Future sales of our common stock or the issuance of other equity may adversely affect the market price of our common stock and the value of the notes. Sales of our common stock or other equity-related securities could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the market price of the notes.

The conditional conversion feature of the notes could result in your receiving less than the value of the common stock or cash and common stock, as applicable, into which a note would otherwise be convertible. Prior to [ • ], 2017, the notes are convertible only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock or cash and common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, we may pay a settlement amount consisting of cash and shares of our common stock, if any, based upon a specified period of 20 trading days. If we elect to settle our conversion obligation in cash and common stock, if any, or if we waive our right to satisfy our conversion obligation solely in shares of our common stock, we will be required to satisfy our conversion obligation to holders by paying cash, up to the principal amount of notes to be converted, and by delivering shares of our common stock with respect to the excess conversion value of the notes to be converted determined using the applicable stock price. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note as of the conversion date. In addition, because of the 20 trading-day period relevant to determining the applicable stock price, settlement will be delayed until at least the 23rd trading day following the related conversion date (and possibly later). See “Description of Notes—Conversion procedures—Payment upon conversion.” Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your notes is determined.

The notes are not protected by restrictive covenants. The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or our subsidiary. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of Notes—Fundamental change permits holders to require us to purchase notes,” and “Description of Notes—Conversion rights—Conversion rate adjustments—Adjustment to shares delivered upon conversion upon make-whole fundamental change.”

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. If a make-whole fundamental change occurs prior to September [ • ], 2017 we will, under certain circumstances, increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with the make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of Notes—Conversion rights—Conversion rate adjustments—Adjustments to shares delivered upon conversion upon certain fundamental changes.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $[ • ] per share or less than $[ • ] (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed [ • ] shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the base conversion rate as set forth under “Description of Notes—Conversion rights—Conversion rate adjustments.”

Our obligation to increase the conversion rate in connection with any make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events. The conversion rate of the notes is subject to adjustment only for certain specified events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes. Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. See “Description of Notes—Fundamental change permits holders to require us to purchase notes.” However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

You may be subject to tax if we make or fail to make one of certain adjustments to the conversion rate of the notes, even though you do not receive a corresponding cash distribution. The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to United States federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increases may also be treated as a distribution subject to United States Federal Income Tax as a dividend. See “Material United States Federal Income Tax Considerations.” If you are a non-U.S. holder (as defined in “Material United States Federal Income Tax Considerations”), any deemed dividend may be subject to United States federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Any withholding tax on such a deemed dividend may be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to you. See “Material United States Federal Income Tax Considerations.”

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock. If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The fundamental change purchase feature of the notes may delay or prevent an otherwise beneficial takeover attempt of our company. The terms of the notes require us to purchase the notes for cash in the event of a fundamental change. A takeover of our company may trigger the requirement that we purchase the notes.

This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors. See also “—Our corporate organizational documents and the provisions of Texas law to which we are subject may delay or prevent a change in control of us that some shareholders may favor.”

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes. The conversion of the notes may dilute the ownership interests of existing stockholders, including holders who have previously converted their notes. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results. Generally accepted accounting principles (“GAAP”) require that an entity separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect on the accounting for the notes is that the equity component would be included in shareholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. To date, we have capitalized a portion of interest expense to construction – work-in-progress under the successful efforts method of accounting. However, we may report lower net income in our financial results because GAAP requires interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

We may not have the ability to raise the funds to pay interest on the notes, to purchase the notes upon a fundamental change or to pay cash due upon conversion or repurchase of the notes. The notes bear interest semi-annually at a rate of [ • ]% per year. In addition, we may in certain circumstances be obligated to pay additional interest. If a fundamental change occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. In addition, upon conversion of the notes, if we have elected to deliver cash in respect of all or a portion of our conversion obligation (other than solely cash in lieu of fractional shares), we will be required to pay cash in respect of all or a portion of our conversion obligation. We may not have sufficient funds to pay the interest, repurchase price or cash in respect of our conversion obligation when due. If we fail to pay interest on the notes, repurchase the notes or pay any cash payment due upon conversion when required, we will be in default under the indenture governing the notes. See “Description of Notes—Holders may require us to repurchase their notes upon a fundamental change” and “Description of Notes—Events of default.”

You may find it difficult to sell your notes. Although the underwriter has indicated that it intends to make a market in the notes, it is not obligated to do so and any of their market making activities may be terminated or limited at any time. In addition, although we have registered the offer and sale of the notes under the Securities Act of 1933, as amended (the “Securities Act”), there can be no assurance as to the liquidity of markets for the notes, the ability of noteholders to sell their notes or the prices at which notes could be sold. The notes may trade at prices that are lower than their initial purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. The liquidity of trading markets for the notes may also be adversely affected by general declines or disruptions in the markets for debt securities. Those market declines or disruptions could adversely affect the liquidity of and market for the notes independent of our financial performance or prospects. An active market for the notes may not exist or develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to transfer the notes within the time or at the price you desire.

If an active and liquid trading market for the notes does not develop, the market price of the notes may decline and you may be unable to sell your notes. The notes are a new issue of securities for which there is currently no public market. We do not intend to list the notes on any securities exchange or to arrange for their quotation on any interdealer quotation system. An active trading market may not develop for the notes. Even if a trading market for the notes develops, the market may not be liquid. If an active trading market does not develop, you may be unable to resell your notes or may only be able to sell them at a substantial discount.

We may invest or spend the proceeds in this offering in ways with which you may not agree and in ways that may not earn a profit. We intend to use the net proceeds from this offering to repurchase and retire a portion of our existing 6.50% Notes, and the remaining net proceeds for general corporate purposes, including to fund our exploration and production efforts, but we may also choose to dedicate some of the proceeds to use in our gas-to-power project or to reduce or refinance our outstanding debt or other corporate obligations. See “Use of Proceeds.” You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

If you own one of our existing 6.50% Notes that are repurchased at a loss to you, your ability to claim that loss for tax purposes may be deferred.  We intend to use the net proceeds from this offering to repurchase and retire a portion of our existing 6.50% Notes.  If you own any such note and we repurchase and retire the note, you may realize a gain or loss.  However, if you purchase a note offered in this offering, the IRS may take the position that our repurchase of your existing note and your purchase of the notes offered in this offering should be treated as a tax-deferred exchange of notes.  If the IRS takes such a position, you would not be permitted to currently recognize any loss from the repurchase of your existing note and your ability to recognize such loss would be deferred until you dispose of the notes being offered in this offering in a taxable disposition.

Our corporate organizational documents and the provisions of Texas law to which we are subject may delay or prevent a change in control of us that some shareholders may favor. Our certificate of formation and bylaws contain provisions that, either alone or in combination with the provisions of Texas law described below, may have the effect of delaying or making it more difficult for another person to acquire us by means of a hostile tender offer, open market purchases, a proxy contest or otherwise. These provisions include:

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A board of directors classified into three classes of directors with each class having staggered, three-year terms. As a result of this provision, at least two annual meetings of shareholders may be required for the shareholders to change a majority of our board of directors.

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The board’s authority to issue shares of preferred stock without shareholder approval, which preferred stock could have voting, liquidation, dividend or other rights superior to those of our common stock. To the extent any such provisions are included in any preferred stock, they could have the effect of delaying, deferring or preventing a change in control.

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Our shareholders cannot act by less than unanimous written consent and must comply with the provisions of our bylaws requiring advance notification of shareholder nominations and proposals. These provisions could have the effect of delaying or impeding a proxy contest for control of us.

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Provisions of Texas law, which we did not opt out of in our certificate of formation, that restrict business combinations with “affiliated shareholders” and provide that directors serving on staggered boards of directors, such as ours, may be removed only for cause.

Any or all of these provisions could discourage tender offers or other business combination transactions that might otherwise result in our shareholders receiving a premium over the then current market price of our common stock.

An adverse rating of the notes may cause their trading price to fall. We do not intend to rate the notes, but if a rating agency rates the notes, it may assign a rating that is lower than the ratings assigned to our other debt. Ratings agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline.

Shares eligible for future sale by our current shareholders may impair our ability to raise capital through the sale of our stock. As of June 30, 2013, we had 117.8 million shares of common stock issued and outstanding. In addition, we currently have outstanding 35.2 million shares of potentially dilutive securities, which mainly consist of approximately 28.9 million shares that are potentially convertible under our Convertible Notes due 2015 and 6.3 million options granted under our 2005 and 2007 Long-Term Incentive Compensation Plan, as amended.  We also have an additional 1.3 million shares of common stock allocated under our 2007 Long-Term Incentive Compensation Plan and our 2007 Directors’ Compensation Incentive Plan. The possibility that substantial amounts of shares of our common stock may be sold in the public market may cause prevailing market prices for our common stock to decrease and thus could impair our ability to raise capital through the sale of our equity securities.

Our officers, directors, entities affiliated with them and certain institutional investors may exercise significant control over us. In the aggregate, our management and directors own or control approximately 6.2% of our common stock, and several institutional investors own approximately another 41.0% of our common stock, issued as of June 30, 2013.  These shareholders own in total approximately 47.2%, and, if acting together, would be able to significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions.